EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Nicole Culbertson
(650) 849-1649
Essex Announces Second Quarter 2006 Earnings Results
FFO Guidance Range Increased To $4.90 - $5.00 Per Share

Palo Alto, California—August 2, 2006—Essex Property Trust, Inc. (NYSE:ESS) announces its Second Quarter 2006 earnings results and related business activities.

Net income available to common stockholders for the quarter ended June 30, 2006 totaled $22.0 million, or $.95 per diluted share, compared to net income available to common stockholders of $38.4 million, or $1.64 per diluted share, for the quarter ended June 30, 2005. Funds from Operations (“FFO”) increased 34.9% to $37.2 million or $1.45 per diluted share for the quarter ended June 30, 2006, compared to $27.5 million, or $1.07 per diluted share for the quarter ended June 30, 2005.

Keith R. Guericke, Essex Property Trust’s President and CEO states “We are pleased with the strong growth in our markets and with the expected operating performance for the remainder of 2006. We have increased our FFO guidance for 2006 to $4.90 - $5.00 per diluted share.”

SAME-PROPERTY OPERATIONS

Same-property operating results exclude properties that do not have comparable results for the three months ended June 30, 2006 and 2005. The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the quarter ended June 30, 2006, compared to the quarter ended June 30, 2005, for the Company’s apartment communities:

	Q2 2006 compared to Q2 2005
	Revenues	Expenses	NOI
Southern California	5.4%	2.5%	6.8%
San Francisco Bay Area	7.5%	9.0%	6.8%
Pacific Northwest	8.1%	8.5%	7.9%
Same-Property Average	6.3%	5.1%	7.0%

The following is the sequential percentage change in same-property revenues, expenses, and NOI for the three months ended June 30, 2006 versus the three months ended March 31, 2006:

	Q2 2006 compared to Q1 2006
	Revenues	Expenses	NOI
Southern California	0.8%	0.1%	1.1%
San Francisco Bay Area	3.5%	-1.6%	6.1%
Pacific Northwest	3.1%	-0.3%	5.2%
Same-Property Average	1.8%	-0.4%	2.9%

SAME-PROPERTY OPERATIONS - Continued

The following is same-property financial occupancies for the Company’s apartment communities for the quarters ended:

	6/30/06	3/31/06	6/30/05
SouthernCalifornia	95.9%	96.1%	96.5%
San Francisco Bay Area	97.8%	96.4%	97.2%
Pacific Northwest	97.5%	96.7%	96.8%
Same-Property Average	96.6%	96.3%	96.7%

The Company’s FFO excluding non-recurring items increased 10.2% or $2.7 million for the quarter ended June 30, 2006 compared to the prior year quarter. The following non-recurring items impacted the Company’s second quarter results for 2006 and 2005:

•
The Company recorded a gain resulting from the sale of the Vista Pointe joint venture property for $8.8 million (not included in FFO), and a promote distribution and fees totaling $8.2 million or $.32 per diluted share (included in FFO) during the second quarter of 2006.

•	An impairment loss in the amount of $.8 million (included in FFO) or $.03 per diluted share resulting from the write-down of a property in Houston, Texas during the second quarter of 2006.
•	The Company recorded a gain resulting from the sale of Eastridge for $28.5 million (not included in FFO) during the second quarter of 2005.
•
Recognition of a deferred gain in the amount of $3.9 million (not included in FFO) on a $5 million participating loan the Company originated in connection with the sale of Essex at Lake Merritt during the second quarter of 2005.

•
Income generated by a participating loan that the Company originated in connection with the sale of condominium units and a promote distribution from Fund I was offset by a charge resulting from an employee-related litigation settlement resulting in a net amount of $.6 million or $.02 per diluted share (included in FFO) during the second quarter of 2005.

DISPOSITIONS

During June 2006, the unconsolidated joint venture property, Vista Pointe, a 286-unit apartment community located in Anaheim, California, was sold for approximately $46 million. The Company’s share of the proceeds from the transaction totaled $19.3 million, resulting in an $8.8 million gain on the sale, and an additional $8.2 million for fees and a promote distribution.

DEVELOPMENT

Development activity has progressed consistent with the Company’s 2006 business plan. Currently the development pipeline has over 2,800 units in various stages of development with a total estimated cost of approximately $790 million. Additional information pertaining to the geographic locations, as well as ownership interests in these projects can be found on S-9 in the Company’s Financial Supplemental Information package.

ESSEX APARTMENT VALUE FUND II, L.P.

In April 2006, the Essex Apartment Value Fund II, L.P. (“Fund II”) acquired two land parcels including a 1.26 acre parcel of land, fully entitled for 149 units, located in Studio City, California for a total estimated cost of approximately $53.3 million, and a 0.9 acre parcel of fully entitled land for 127 units, located in Seattle, Washington, for a total estimated cost of approximately $29.5 million. The combined projected cost to develop these two parcels is $82.8 million.

In April, Fund II acquired Davey Glen, a 69-unit apartment community located in Belmont, California for approximately $13.5 million.

REDEVELOPMENT ACTIVITIES

As of June 30, 2006, the Company had six redevelopment communities (1,850 units) in various stages of renovation, with estimated redevelopment costs of $34 million. In April 2006, Woodland Commons, a 236-unit apartment community and Foothill Commons, a 360-unit community located adjacent to each other in Bellevue, Washington were selected as a joint redevelopment project with estimated costs of approximately $3.2 million. The Company is currently in the process of landscaping the entry road to the properties. This redevelopment project will also include full renovation of the existing leasing office/recreation building, conversion of the two tennis courts to a landscaped park, renovation of interior hallways, and elevator modernization. The redevelopment project is expected to be completed by early 2007. The Company expects to produce a 10% - 12% incremental return on the invested capital on these projects. A summary of the major redevelopment projects can be found on S-10 in the Company’s Supplemental Financial Information package.

LIQUIDITY AND BALANCE SHEET

During July 2006, the Company sold 5.98 million shares of 4.875% Series G Cumulative Convertible Preferred Stock at $25 per share for estimated gross proceeds of $149.5 million. Holders may convert Series G Preferred Stock into shares of the Company’s common stock subject to certain conditions. The conversion rate will initially be .1830 shares of common stock per the $25 per share liquidation preference, which is equivalent to an initial conversion price of approximately $136.62 per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events. On or after July 31, 2011, the Company may, under certain circumstances, cause some or all of the Series G Preferred Stock to be converted into that number of shares of common stock at the then prevailing conversion rate. The Company intends to use the net proceeds from the offering to pay down outstanding borrowings under the Company’s lines of credit, to fund the development pipeline and for general corporate purposes.

During the second quarter 2006, the Company issued and sold approximately 140,500 shares of common stock for $14.8 million, net of fees and commissions, under its Controlled Equity Offering program. Under this program, the Company may from time to time sell shares of common stock into the existing trading market at current market prices, and the Company anticipates using the net proceeds from such sales to fund the development and redevelopment pipelines.

Essex's total market capitalization as of June 30, 2006 was approximately $4.5 billion. A detailed calculation of such market capitalization is included on S-6 in the Company’s Supplemental Financial Information package. The Company’s mortgage notes payable had an average maturity of 8.3 years and an overall average interest rate of 6.1%.

During the second quarter of 2006, the Company entered into two, ten-year forward-starting interest rate swaps totaling a notional amount of $125 million with settlement dates in the first quarter of 2011. As of June 30, 2006, the Company had seven, ten-year forward-starting interest rate swaps totaling $350 million with rates ranging from 4.9% to 5.9% and settlement dates from October 1, 2007 through February 1, 2011. These derivatives qualify for hedge accounting and effectively lock in favorable long-term rates for a majority of the fixed rate debt maturities through 2010 and have a fair value, as of June 30, 2006, of approximately $11.7 million.

GUIDANCE

The Company has increased its 2006 guidance to an estimated FFO range of $4.90 - $5.00 per diluted share and increased its estimated EPS range of $2.15 - $2.30. These revisions reflect the better than expected regional and national economic strength that is currently benefiting the Company’s targeted supplied constrained markets.

CONFERENCE CALL INFORMATION

The Company will host an earnings conference call with management on Thursday, August 3, 2006, at 9:00 a.m. PDT or 12:00 p.m. EDT, which can be accessed by:

•	Internet at (replay available for 90 days following the live call);
•	Phone by dialing (866) 578-5747 and enter the passcode 71931673 (replay available digitally for 7 days at (888) 286-8010 using the passcode, 98233501).

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 126 multifamily properties (26,559 units), and has 551 units in various stages of development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

This press release and accompanying supplemental financial information has been filed electronically on Form
8-K with the Securities and Exchange Commission and can be accessed on the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Company’s Investor Relations at (650) 849-1649.

FUNDS FROM OPERATIONS RECONCILIATION

Funds from Operations, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITS for non-cash charges such as depreciation and amortization of rental properties, gains/ losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (GAAP) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of Funds from Operations to all periods presented; however, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO. The following table sets forth the Company’s calculation of FFO for the three months ended June 30, 2006 and 2005.

	Three Months Ended 6/30/06
Funds from operations	2006	2005
Net income available to common stockholders	22,023	38,390
Adjustments:
Depreciation and amortization	20,675	20,043
Co-investments (1)	876	207
Gains not included in FFO	(8,800)	(35,072)
Minority interests	2,378	3,972
Funds from operations	37,152	27,540

(1)	Amount includes the following: (i) depreciation add back for Fund II assets and minority interests, (ii) joint venture NOI, and (iii) City Heights land lease income not recognized for GAAP.

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding 2006 FFO per share estimates, anticipated timing of the completion and stabilization of property developments and redevelopments, the anticipated costs and investment returns of property developments and redevelopments, and the Company’s projected development projects in 2006. The Company's actual results may differ materially from those projected in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2005.

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